Exhibit 10.2

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT CONSTITUTE, AND SHALL NOT BE DEEMED TO BE, AN OFFER OF SECURITIES OR A SOLICITATION OF THE ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN FOR PURPOSES OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE RSA EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTATION INCORPORATING THE TERMS SET FORTH HEREIN, AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTATION AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTATION.

ENVIVA INC.

RESTRUCTURING SUPPORT AGREEMENT

MARCH 12, 2024

This Restructuring Support Agreement (together with the exhibits attached hereto, as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”),1 dated as of March 12, 2024, is entered into by and among the following parties:

(i)	Enviva Inc. and those certain subsidiaries of Enviva Inc. listed on Schedule 1 hereto (such subsidiaries and Enviva Inc. each a “Debtor” and, collectively, the “Debtors”);

(ii)	the undersigned holders of Exempt Facilities Revenue Bonds, (Enviva Inc. Project), Series 2022 (Green Bonds) (the “Bond Green Bonds,” and the claims against the Debtors on account thereof, the “Bond Green Bonds Claims”) issued by the Mississippi Business Finance Corporation (the “Bond Green Bonds Issuer”) pursuant to that certain Indenture of Trust, dated as of November 1, 2022 (the “Bond Green Bonds Indenture”), between the Bond Green Bonds Issuer and Wilmington Trust, N.A., as trustee under the Bond Green Bonds Indenture (solely in such capacity, the “Bond Green Bonds Trustee”) (such holders, together with their respective successors and permitted assigns and any subsequent holder of Bond Green Bonds that may become in accordance with Section 14 and/or Section 15 hereof signatory hereto, collectively, and solely in their capacity as holders of Bond Green Bonds, the “Consenting Bond Green Bondholders”); and

[1]	Except where otherwise so stated, capitalized terms used but not immediately defined herein shall, as applicable, have the meanings ascribed to them at a later point in this Agreement or the Term Sheet.

(iii)	the Bond Green Bonds Trustee (collectively with the Consenting Bond Green Bondholders, the “Restructuring Support Parties”).

This Agreement collectively refers to the Debtors and the Restructuring Support Parties as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, as of the date hereof, the Consenting Bond Green Bondholders, in the aggregate, hold approximately 92% of the aggregate outstanding principal amount of the Bond Green Bonds;

WHEREAS, Section 1004 of the Bond Green Bonds Indenture permits holders of at least a majority in aggregate principal amount of the Bond Green Bonds then outstanding to direct the Bond Green Bonds Trustee to direct the method and place of conducting all proceedings to be taken in connection with the enforcement of the terms and conditions of the Bond Green Bonds Indenture;

WHEREAS, Section 8.4 of the Bond Green Bonds Loan Agreement2 confers upon the Bond Green Bonds Trustee all rights and remedies set forth therein and otherwise available to the Bond Green Bonds Issuer at law and in equity;

WHEREAS, the Debtors and the Consenting Bond Green Bondholders have, in good faith and at arm’s length, negotiated certain restructuring transactions premised on consummation of the MS Bond Settlement (collectively, the “Restructuring”) with respect to the Debtors on the terms set forth in this Agreement and as specified in the restructuring term sheet attached hereto as Exhibit A (as may be amended, restated, supplemented, or otherwise modified from time to time in accordance herewith, the “Term Sheet”), which shall be implemented through jointly administered voluntary cases commenced by the Debtors (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”).

[2]	“Bond Green Bonds Loan Agreement” means that certain Loan and Guaranty Agreement between the Bond Green Bonds Issuer and the Debtors, dated as of November 1, 2022.

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

AGREEMENT

1.              RSA Effective Date. This Agreement shall become effective, and the obligations contained herein shall become binding upon the Parties, upon the first date (such date, the “RSA Effective Date”) that this Agreement has been executed by all of the following: (i) each Debtor; (ii) the holders of at least a majority of the aggregate outstanding principal amount of Bond Green Bonds Claims (as of the relevant date, the “Required Consenting Bond Green Bondholders”); and (iii) the Bond Green Bonds Trustee; provided, however, that the Debtors shall have paid or reimbursed all outstanding, reasonable, invoiced, and documented fees and expenses of the Green Bonds Advisors and the Bond Green Bonds Trustee incurred as of March 8, 2024; provided, further, that, notwithstanding anything set forth in the Term Sheet, the Debtors shall have no obligation to pay any fees or expenses of the Green Bonds Advisors and the Bond Green Bonds Trustee under this Agreement on account of the Bond Green Bonds Claims in excess of the amount specified in the Letter Agreement,3 taking into account all such payments primarily made to such persons, whether before or after the Petition Date; provided further, that the Letter Agreement shall not constitute an amendment, waiver, or other modification of any rights of the Bond Green Bonds Trustee to recover its fees and expenses pursuant to the Bond Green Bonds Indenture, Bond Green Bonds Loan Agreement, or any related document (other than this Agreement) or prevent Wilmington Trust, N.A. from seeking reimbursement of its fees and expenses relating to any appointment as a member of any official committee of unsecured creditors appointed in the Chapter 11 Cases.

2.              Exhibits Incorporated by Reference. Each of the exhibits and schedules attached hereto and any schedules or annexes to such exhibits and schedules (collectively, the “Exhibits”) is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the Exhibits. In the event of any inconsistency between this Agreement (without reference to the Exhibits) and the Exhibits, this Agreement (without reference to the Exhibits) shall govern.

3.              The MS Bond Settlement. Subject to the terms and conditions of this Agreement, the MS Bond Settlement shall occur in the manner set forth in the Term Sheet.

4.              Definitive MS Bond Settlement Documentation.

(a)	The definitive documents and agreements governing the Restructuring (collectively, the “Definitive MS Bond Settlement Documentation”) shall be:

(i)	the motion filed by the relevant Debtors pursuant to Federal Rule of Bankruptcy Procedure Rule 9019 (the “Rule 9019 Motion”) seeking judicial authorization to effect the MS Bond Construction Fund Distribution and enter into the MS Bond Settlement and the proposed order filed in connection thereto, substantially in the form of the Rule 9019 Order;

(ii)	the order entered by the Bankruptcy Court granting the Rule 9019 Motion and in addition, if different than such order, the Final Order[4] entered by the Bankruptcy Court granting the Rule 9019 Motion, which order and Final Order shall include findings and mutual releases to the effect that the Debtors, the Bond Greens Bonds Trustee, and the Consenting Bond Green Bondholders shall, as applicable, have no liability to one another for entering into and implementing the Restructuring, and providing directions to do the same (collectively, the “Rule 9019 Order”);

[3]	The “Letter Agreement” is that certain agreement in respect of payment of fees and expenses of the Green Bonds Advisors and the Bond Green Bonds Trustee by, between, and among Vinson & Elkins, LLP, Kramer, Levin, Naftalis & Frankel LLP, and Perella Weinberg Partners L.P., dated March 12, 2024.
[4]	“Final Order” means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the subject matter, that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, seek certiorari, or move, under Rule 9023 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) or Rule 59 of the Federal Rules of Civil Procedure, for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no stay pending appeal or modification of such order or has otherwise been dismissed with prejudice; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.

(iii)	to the extent applicable, any replies, responses, or other documents filed by the Debtors in connection with the Rule 9019 Motion;

(iv)	to the extent applicable, and solely for the purpose of assuring consistency with the MS Bond Settlement, any other document, agreement or pleading entered into or filed by the Debtors that would reasonably be expected to affect the consummation of the MS Bond Settlement under the agreed terms of this Agreement and the Term Sheet; and

(v)	solely for purposes of assuring that the Debtors’ treatment of the Deficiency Claim is consistent with MS Bond Settlement under the agreed terms of this Agreement and the Term Sheet, the Plan, the Disclosure Statement, any proposed order and proposed findings of fact and conclusions of law relating to the Plan, any order entered by the Bankruptcy Court that confirms the Plan, and (if different than such order), any Final Order entered by the Bankruptcy Court that confirms the Plan (collectively, the “Confirmation Order”).

(b)	The Definitive MS Bond Settlement Documentation identified in Section 4(a) will, subject to the requirements herein governing when such documentation must be completed, after the RSA Effective Date remain subject to negotiation and completion. Upon completion, the Definitive MS Bond Settlement Documentation described in Sub-Clauses (i) through (iv) of Section 4(a) shall be in form and substance reasonably acceptable to (i) the Debtors and (ii) the Consenting Bond Green Bondholders holding at least one-half in dollar amount of the aggregate outstanding principal amount of the Bond Green Bond Claims held by all Consenting Bond Green Bondholders at the time of such consent (the “Majority Consenting Bond Green Bondholders”). Notwithstanding anything to the contrary herein, no Consenting Bond Green Bondholder shall, acting in its capacity as a Consenting Bond Green Bondholder, have any right of consent over (A) any feature of the Plan, Disclosure Statement, or Confirmation Order, other than the rights identified in Section 4(a)(v) or (B) any documents or pleadings in the Chapter 11 Cases other than the Definitive MS Bond Settlement Documentation.

5.              Milestones. As provided in and subject to Section 7, the Debtors shall implement the Restructuring on the following timeline (each deadline, a “Milestone”):5

(a)	no later than 30 days after the date that the Debtors commence the Chapter 11 Cases by filing petitions for relief under chapter 11 of the Bankruptcy Code with the Bankruptcy Court (such filing date, the “Petition Date”), the relevant Debtors shall file the Rule 9019 Motion;

(b)	no later than 60 days after the Petition Date, the relevant Debtors shall have scheduled a hearing to consider approval of the Rule 9019 Motion;

(c)	no later than 90 days after the Petition Date, the relevant Debtors shall have obtained entry by the Bankruptcy Court of the Rule 9019 Order; and

(d)	no later than 120 days after the Petition Date, except to the extent such delay was caused by the actions (or failure to act) of any of the Restructuring Support Parties, the MS Bond Construction Fund Distribution shall have occurred.

Each of the Milestones may be extended or waived with the express prior written consent of the Majority Consenting Bond Green Bondholders and the Bond Green Bonds Trustee.

6.              Commitment of Restructuring Support Parties. Each Restructuring Support Party shall (severally and not jointly), solely as it remains the legal owner and/or beneficial owner with power and/or authority to bind any claims held by it, from the RSA Effective Date until the occurrence of a Termination Date (as defined in Section 12) applicable to such Restructuring Support Party or in the case of a Consenting Bond Green Bondholder until it has made a Transfer of all Bond Green Bonds and Bond Green Bond Claims in accordance with Section 14, in each case subject to Sections 3 and 4 of this Agreement and without limiting consent, approval, or termination rights provided in this Agreement:

(a)	support and use commercially reasonable efforts to cooperate with the Debtors to take all actions reasonably necessary to consummate the Restructuring in accordance with the terms and conditions of this Agreement and the Term Sheet;

(b)	as applicable, vote all of its claims against, or interests in, the Debtors now or hereafter owned by such Restructuring Support Party (or for which such Restructuring Support Party now or hereafter has voting control over) to accept any operative chapter 11 plan proposed by the Debtors (each, a “Plan”) in accordance with the applicable procedures set forth in the disclosure statement for such Plan (the “Disclosure Statement”) and accompanying solicitation materials (together, the “Solicitation Materials”), each as approved by the Bankruptcy Court, and timely return a duly executed ballot in connection therewith;

[5]	In computing any period of time prescribed or allowed under this Agreement, the provisions of Bankruptcy Rule 9006(a) shall apply.

(c)	as and to the extent applicable, or affirmatively “opt into” or not “opt out” of any releases to be provided under the Plan; provided, that such releases and the ability to “opt into” or “opt out” of any such releases is, in each case, identical in respect of the Bond Green Bond Claims as applicable to any other holder of a “Claim” as defined in the Bankruptcy Code that is entitled to vote to accept or reject the Plan;

(d)	at any time prior to entry of the Rule 9019 Order, timely file a formal objection to any motion or objection (or joinder to the Debtors’ objection), as applicable, filed with the Bankruptcy Court by a third party seeking entry of an order:

(i)	directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code);

(ii)	converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code;

(iii)	dismissing the Chapter 11 Cases;

(iv)	modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable; or

(v)	objecting to the Rule 9019 Motion;

(e)	(i) not object to, contest, or otherwise seek to limit, modify, or terminate the Debtors’ use of cash collateral as provided in the operative documentation in respect of the Debtors’ postpetition debtor-in-possession financing and cash collateral (such documents collectively, the “DIP Financing Documents”), (ii) not seek or support any relief from the automatic stay or any other relief that would interfere with the use of cash collateral as provided in the DIP Financing Documents, and (iii) not take any action or support any other party in taking any action that would be inconsistent with or contrary to the Restructuring or terms of this Agreement, the Term Sheet, or the DIP Financing Documents; provided, however, that nothing in this Section 6(e) shall limit the exercise of rights of the Majority Consenting Bond Green Bondholders, as applicable and consistent with Section 4 of this Agreement to review or consent to the Definitive MS Bond Settlement Documentation;

(f)	provide any applicable consents as may be necessary or required, and within its capability to provide, to effectuate the MS Bond Settlement and the Restructuring as set forth herein, in the Term Sheet, and in the Definitive MS Bond Settlement Documentation, so long providing such consent is lawful;

(g)	not withdraw, amend, or revoke (or cause to be withdrawn, amended, or revoked) its tender, consent, or vote with respect to the Plan, except as otherwise in accordance with the terms hereof; provided, however, that no Restructuring Support Party shall have the right to withdraw, amend, or revoke (or cause to be withdrawn, amended, or revoked) its tender, consent, or vote with respect to the Plan upon entry of the Rule 9019 Order;

(h)	solely in respect of the Consenting Bond Green Bondholders, give any notice, order, instruction, or direction to the Bond Green Bonds Trustee reasonably necessary to give effect to the Restructuring, and not give any notice, order, instruction, or direction to the Bond Green Bonds Trustee to take any action inconsistent with such Consenting Bond Green Bondholder’s obligations under this Agreement;

(i)	not take any action, directly or indirectly, to initiate, solicit, encourage, or participate in any discussions, negotiations, inquiries, proposals, or offers with or from any customer of any Debtor regarding the financial condition, operations, contracts, prospects, liabilities, obligations, or restructuring of any Debtor, without the prior written consent of the Debtors;

(j)	not take any action that is inconsistent with, or is intended to interfere with, consummation of the Restructuring and confirmation of the Plan, including any releases included therein; provided, however, that nothing in this Section 6(j) shall limit the exercise of rights of the Majority Consenting Bond Green Bondholders, as applicable and consistent with Section 4 of this Agreement to review or consent to the Definitive MS Bond Settlement Documentation;

(k)	negotiate in good faith and use commercially reasonable efforts to execute (as applicable) and implement the Definitive MS Bond Settlement Documentation, the Restructuring, and confirmation of the Plan;

(l)	support and not object to, delay, impede, or take any other action, whether direct or indirect, inconsistent with the Restructuring, or propose, file, support, or vote for, encourage, seek, solicit, pursue, initiative, assist, join in, participate in the formulation of, or enter into negotiations or discussion with any entity regarding any restructuring, workout, or chapter 11 plan for any of the Debtors other than the Restructuring and the Plan; provided, however, that nothing in this Section 6(l) shall limit the exercise of rights of the Majority Consenting Bond Green Bondholders, as applicable and consistent with Section 4 of this Agreement to review or consent to the Definitive MS Bond Settlement Documentation; and

(m)	not object to or otherwise seek to hinder the Debtors’ payment to Lazard Frères & Co. LLC (“Lazard”) of the fees and expenses set forth in the engagement letter, dated as of January 25, 2024, among Lazard, Vinson & Elkins LLP, and Enviva Inc.

Nothing in this Agreement and neither a vote to accept the Plan by any Restructuring Support Party (as applicable) nor the acceptance of the Plan by any Restructuring Support Party shall (w) limit, impact, or restrict Wilmington Trust, N.A., from performing any duties, exercising any rights, and satisfying any obligations in its capacity as trustee in respect of the Epes Green Bonds6 to which the Debtors are obligors or from serving on an official committee of unsecured creditors in the Chapter 11 Cases and exercising its fiduciary duties as a committee member thereunder, (x) be construed to prohibit any Restructuring Support Party from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement, or exercising rights or remedies specifically reserved herein, (y) be construed to limit any Restructuring Support Party’s rights under the Bond Green Bonds Indenture, any related document, and/or applicable law, or to prohibit any Restructuring Support Party from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as, from the RSA Effective Date until the occurrence of a Termination Date, such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement and are not for the purpose of hindering, delaying, or preventing the consummation of the Restructuring, or (z) impair or waive the rights of any Restructuring Support Party to assert or raise any objection permitted under this Agreement, including, without limitation, in connection with any hearing on confirmation of the Plan or in the Bankruptcy Court.

[6]	The “Epes Green Bonds” are the Exempt Facilities Revenue Bonds (Enviva Inc. Project), Series 2022 (Green Bonds) issued by the Industrial Development Authority of Sumter County, Alabama pursuant to that certain Indenture of Trust, dated as of July 1, 2022, between Epes Green Bonds Issuer and Wilmington Trust, N.A., as trustee.

7.              Commitment of the Debtors.

(a)	Each of the Debtors:

(i)	(A) agrees to (1) support and use its commercially reasonable efforts to complete the Restructuring set forth in this Agreement, (2) negotiate in good faith all Definitive MS Bond Settlement Documentation that is subject to negotiation as of the RSA Effective Date, and (3) use commercially reasonable efforts to complete the Restructuring in accordance with each Milestone set forth in Section 5 of this Agreement, and (B) shall not undertake any action inconsistent with the implementation of the Restructuring;

(ii)	agrees to timely file a formal objection to any motion or objection, as applicable, filed with the Bankruptcy Court by a third party seeking the entry of an order (A) directing the appointment of a trustee, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, or (D) modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable, or (E) objecting to the Rule 9019 Motion;

(iii)	agrees to provide written notice to counsel for the Restructuring Support Parties promptly (and no less than five (5) business days following) of (A) the occurrence of any event of which the Debtors have actual knowledge which occurrence or failure would cause any condition precedent contained in this Agreement impossible to satisfy, (B) the receipt of any written notice from any governmental authority or third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by the Restructuring, (C) the receipt of any written notice of any proceeding commenced or, to the actual knowledge of the Debtors, threatened against the Debtors relating to or involving or otherwise affecting in any material respect the transactions contemplated by this Agreement or the Restructuring, or (D) a failure of the Debtors to comply in any material respect with a covenant or agreement to be complied with or by it hereunder;

(iv)	agrees to not take any action that is inconsistent with, or is intended to interfere with, consummation of the Restructuring;

(v)	to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, agrees to negotiate in good faith with respect to appropriate additional or alternative provisions to address any such impediment; and

(vi)	subject to the limitations set forth in the Letter Agreement and, to the extent not pre-empted by the Letter Agreement, on the terms set forth in the Term Sheet, pay all reasonable and documented fees and expenses of the Bond Green Bonds Trustee and advisors to the Initial Consenting Bond Green Bondholders and the Bond Green Bonds Trustee, whether arising before or after the Petition Date, after taking into account all such payments primarily made to such persons, whether before or after the Petition Date.

For the avoidance of doubt, nothing in this Section 7 shall be construed to limit or affect in any way (y) any Restructuring Support Party’s rights under this Agreement, including upon occurrence of any Termination Event, or (z) the Debtors’ ability to engage in marketing efforts, discussions, and/or negotiations with any party regarding financing in the Chapter 11 Cases or exit financing consistent with the Term Sheet. Notwithstanding anything to the contrary herein, any board of directors, board of managers, director, officer, member, or manager of any Debtor (in its capacity as such, each a “Debtor Agent”) shall be permitted to take or refrain from taking any action to the extent such Debtor Agent determines, in good faith and based upon advice of outside legal counsel, that taking such action, or refraining from taking such action, as applicable, is reasonably required to comply with its fiduciary duties, and may take (or refrain from taking) such action; provided, that this provision shall not impede any Party’s right to terminate this Agreement pursuant to the terms hereof, including on account of any determination made or inaction taken pursuant to this provision.

8.              Tax Matters. To the extent practicable, the Restructuring and the consideration received in the Restructuring shall be structured in a manner that (a) minimizes any current taxes payable as a result of the consummation of the Restructuring, and (b) optimizes the tax efficiency (including, but not limited to, by way of the preservation or enhancement of favorable tax attributes, or moving certain businesses to new entities incorporated in tax-favorable jurisdictions) of the Restructuring to the Debtors, and the Consenting Bond Green Bondholders going forward, in each case, as determined by the Debtors and the Consenting Bond Green Bondholders.

9.              Consenting Bond Green Bondholders Termination Events. The Required Consenting Bond Green Bondholders shall have the right, but not the obligation, upon five (5) business days’ written notice to the Debtors, to terminate the obligations of the Consenting Bond Green Bondholders under this Agreement (and to direct the Bond Green Bonds Trustee to terminate its obligations upon the same notice period) upon the occurrence of any of the following events, unless waived, in writing, by the Majority Consenting Bond Green Bondholders (each, a “Consenting Bond Green Bondholder Termination Event”):

(a)	the failure of the Debtors to meet any of the Milestones in Section 5 unless (i) such failure is the direct result of any act, omission, or delay on the part of any Restructuring Support Party in violation of its obligations under this Agreement, or (ii) such Milestone is extended by the Majority Consenting Bond Green Bondholders in accordance with Section 5;

(b)	any Debtor (i) files, amends or modifies, or files a pleading seeking authority to amend or modify, or any relief that would have the effect of amending or modifying, the Definitive MS Bond Settlement Documentation in a manner that is materially inconsistent with this Agreement or the Term Sheet, or (ii) announces that it will no longer support the Restructuring, in each case without the prior consent of the Majority Consenting Bond Green Bondholders;

(c)	the issuance of any ruling or order by any governmental authority, including the Bankruptcy Court, or any other court of competent jurisdiction, or other regulatory authority, enjoining or otherwise making impractical the substantial consummation of the Restructuring on the terms and conditions set forth in this Agreement, or the commencement of any action by any governmental authority or other regulatory authority that could reasonably be expected to enjoin or otherwise make impracticable the substantial consummation of the Restructuring on the terms and conditions set forth in this Agreement or the Term Sheet; provided, however, that the Debtors shall have five (5) business days after issuance of such ruling, order, or action to obtain relief that would allow consummation of the Restructuring in a manner that does not prevent or diminish in a material way compliance with the terms of this Agreement or the Term Sheet;

(d)	a material breach by any Debtor of any covenant of such Debtor set forth in this Agreement;

(e)	any Debtor terminates its obligations under and in accordance with this Agreement;

(f)	if any court of competent jurisdiction has entered a final, non-appealable order or judgment declaring this Agreement to be unenforceable;

(g)	any relevant Debtor (i) solicits votes upon a Plan that separately classifies the Deficiency Claim in a manner that treats the Deficiency Claim in a manner inconsistent with the terms of this Agreement or the Term Sheet, or (ii) seeks any relief that treats the Deficiency Claim in a manner inconsistent with the terms of this Agreement or the Term Sheet;

(h)	a breach by any Debtor of any representation or warranty of such Debtor set forth in this Agreement that would reasonably be expected to have a material or adverse impact on the Restructuring or the confirmation of the Plan that (to the extent curable) remains uncured for a period of five (5) business days after the receipt by the Debtors of notice and description of such breach;

(i)	any creditor of a Debtor that is party to a restructuring support agreement with any Debtor should file a motion or pleading with the Bankruptcy Court that opposes the Rule 9019 Motion, entry of the Rule 9019 Order, or could be reasonably expected to have the effect of hindering, delaying, or preventing the consummation of, any material aspect of the Restructuring; or

(j)	solely to the extent that the Debtors are not subject to a voluntary or involuntary bankruptcy proceeding on or after March 31, 2024, the Debtors and the Consenting Bond Green Bondholders have failed to reach an agreement on an out-of-court resolution in respect of the Bond Green Bond Claims by June 30, 2024.

10.            The Debtors’ Termination Events. Each Debtor may, upon written notice to the Restructuring Support Parties, terminate its obligations under this Agreement upon the occurrence of any of the following events (each a “Debtor Termination Event,” and together with the Consenting Bond Green Bondholder Termination Events, the “Termination Events”), in which case this Agreement shall terminate with respect to all Parties, subject to the rights of the Debtors to fully or conditionally waive, in writing, the occurrence of a Debtor Termination Event:

(a)	a breach by the Restructuring Support Parties of any representation, warranty, or covenant of such Restructuring Support Party set forth in this Agreement that would reasonably be expected to have a material or adverse impact on the Restructuring or the confirmation of the Plan that (to the extent curable) remains uncured for a period of five (5) business days after the receipt by the Restructuring Support Parties of notice and description of such breach;

(b)	if the board of directors or board of managers, as applicable, of any Debtor determines, in good faith based upon advice of outside legal counsel, that proceeding with the Restructuring or taking any action (or refraining from taking any action) in relation thereto, would be inconsistent with the exercise of their fiduciary duties under applicable law;

(c)	the Majority Consenting Bond Green Bondholders terminate their obligations under and in accordance with this Agreement;

(d)	a material breach by any Restructuring Support Party of any covenant of such Restructuring Support Party set forth in this Agreement;

(e)	the issuance of any ruling or order by any governmental authority, including the Bankruptcy Court, or any other court, agency, commission, or other entity exercising executive, legislative, judicial, regulatory, or administrative functions, enjoining or otherwise making impractical the substantial consummation of the Restructuring on the terms and conditions set forth in the Term Sheet or the Plan, or the commencement of any action by any such governmental or regulatory authority that could reasonably be expected to enjoin or otherwise make impractical the substantial consummation of the Restructuring on the terms and conditions set forth in the Term Sheet or the Plan; provided, however, that the Debtors have made commercially reasonable, good faith efforts to cure, vacate, or have overruled such ruling or order prior to terminating this Agreement;

(f)	if any court of competent jurisdiction has entered a final, non-appealable order or judgment declaring this Agreement to be unenforceable; or

(g)	solely to the extent that the Debtors are not subject to a voluntary or involuntary bankruptcy proceeding on or after March 31, 2024, the Debtors and the Consenting Bond Green Bondholders have failed to reach an agreement on an out-of-court resolution in respect of the Bond Green Bond Claims by June 30, 2024.

11.            Mutual Termination; Automatic Termination. This Agreement and the obligations of all Parties hereunder may be terminated by mutual written agreement by and among (a) each of the Debtors and (b) each of the Restructuring Support Parties. This Agreement shall otherwise terminate automatically upon the occurrence of the effective date under the Plan (the “Plan Effective Date”).

12.            Effect of Termination. The earliest date on which termination of this Agreement as to a Party is effective in accordance with Sections 9, 10, or 11 of this Agreement shall be referred to, with respect to such Party, as a “Termination Date.” Upon the occurrence of a Termination Date, the terminating Party’s and, solely in the case of a Termination Date in accordance with Section 11, all Parties’ obligations under this Agreement shall be terminated effective immediately, and such Party or Parties hereto shall be released from all commitments, undertakings, and agreements hereunder; provided, however, that each of the following shall survive any such termination: (a) any claim for breach of this Agreement that arises prior to such Termination Date, and all rights and remedies with respect to such claims shall remain in full force and effect and not be prejudiced in any way by such termination; (b) the Debtors’ obligations in Section 17 of this Agreement accrued up to and including such Termination Date; and (c) Sections 2, 12, 18, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 32, 34, 35, and 36 hereof. The automatic stay applicable under section 362 of the Bankruptcy Code shall not prohibit a Party from taking any action necessary to effectuate the termination of this Agreement pursuant to and in accordance with the terms hereof.

13.            Cooperation and Support. The relevant Debtors shall use their commercially reasonable efforts to provide draft copies of all Definitive MS Bond Settlement Documentation that any Debtor intends to file with the Bankruptcy Court to the counsel to the Bond Green Bonds Trustee and Consenting Bond Green Bondholders, respectively, at least four (4) days prior to the date when such Debtor intends to file such document or as soon as reasonably practicable and shall provide a draft of the 9019 Motion and related proposed order at least five (5) business days prior to the date when such Debtor intends to file such document or as soon as reasonably practicable. The Bond Green Bonds Trustee and Consenting Bondholders, respectively, shall use their commercially reasonable efforts to provide all comments to all such documents by no later than two (2) days prior to the date when the Debtors intend to file such documents, and counsel to the Bond Green Bonds Trustee and the Consenting Bond Green Bondholders, respectively, shall consult with the Debtors in good faith regarding the form and substance of any such proposed filing with the Bankruptcy Court. For the avoidance of doubt, the Bond Green Bonds Trustee, the Consenting Bond Green Bondholders, and the Debtors agree to negotiate in good faith the Definitive MS Bond Settlement Documentation that is subject to negotiation and completion, consistent with Sub-Clause (b) of Section 4 hereof, and the Definitive MS Bond Settlement Documentation, including any motions or orders related thereto, shall be consistent with this Agreement.

14.            Transfers of Claims and Interests.

(a)	No Consenting Bond Green Bondholder shall (i) sell, transfer, assign, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, its right, title, or interest in respect of any of such Consenting Bond Green Bondholder’s Bond Green Bond Claims, including, without limitation, the Bond Green Bonds themselves, in whole or in part, or (ii) deposit any of such Consenting Bond Green Bondholder’s claims or interests, as applicable, into a voting trust, or grant any proxies, or enter into a voting agreement with respect to any such claims or interests (the actions described in Sub-Clauses (i) and (ii) are collectively referred to herein as a “Transfer” and the Consenting Bond Green Bondholder making such Transfer is referred to herein as the “Transferor”), unless such Transfer is to (y) another Consenting Bond Green Bondholder or (z) any other entity that first agrees in writing to be bound by the terms of this Agreement by executing and delivering to the Debtors a Joinder Agreement substantially in the form attached hereto as Exhibit B (the “Joinder Agreement”). With respect to any right, title, or interest in Bond Green Bond Claims, including, without limitation, the Bond Green Bonds themselves, held by the relevant transferee, upon consummation of a Transfer in accordance herewith, such transferee is deemed to make all of the representations, warranties, and covenants of a Consenting Bond Green Bondholder set forth in this Agreement. Upon compliance with the foregoing, the Transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of such transferred rights and obligations. Any Transfer made in violation of this Sub-Clause (a) of this Section 14 shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Debtors and/or Bond Green Bonds Trustee, and shall not create any obligation or liability of any Debtor or any other Bond Green Bonds Trustee to the purported transferee.

(b)	Notwithstanding Sub-Clause (a) of this Section 14, (i) an entity that is acting in its capacity as a Qualified Marketmaker shall not be required to be or become a Consenting Bond Green Bondholder to effect any transfer (by purchase, sale, assignment, participation, or otherwise) of any claim against, or interest in, any Debtor, as applicable, by a Consenting Bond Green Bondholder to a transferee; provided, that, such transfer by a Restructuring Support Party to a transferee shall be in all other respects in accordance with and subject to Sub-Clause (a) of this Section 14; and (ii) to the extent that a Consenting Bond Green Bondholder, acting in its capacity as a Qualified Marketmaker, acquires any claim against, or interest in, any Debtor from a holder of such claim or interest who is not a Consenting Bond Green Bondholder, it may transfer (by purchase, sale, assignment, participation, or otherwise) such claim or interest without the requirement that the transferee be or become a Restructuring Support Party in accordance with this Section 14. For purposes of this Sub-Clause (b), a “Qualified Marketmaker” means an entity that (y) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against, or interests in, any of the Debtors (including debt securities or other debt) or enter with customers into long and short positions in claims against the Debtors (including debt securities or other debt), in its capacity as a dealer or market maker in such claims or interests against the Debtors, and (z) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

(c)	Any holder of Bond Green Bonds may, at any time after the date hereof, become a party to this Agreement as a Consenting Bond Green Bondholder by executing a Joinder Agreement, pursuant to which such party shall be bound by the terms of this Agreement as a Consenting Bond Green Bondholder hereunder.

15.            Further Acquisition of Claims or Interests. Except as set forth in Section 14, nothing in this Agreement shall be construed as precluding any Consenting Bond Green Bondholder or any of its affiliates from acquiring, as applicable, additional Bond Green Bond Claims or interests in the instruments underlying the Bond Green Bonds; provided, however, that any additional Bond Green Bond Claims or interests in the underlying instruments acquired by any Consenting Bond Green Bondholder and with respect to which such Consenting Bond Green Bondholder is the legal owner, beneficial owner, and/or investment advisor or manager of or with power and/or authority to bind any claims or interests held by it shall automatically be subject to the terms and conditions of this Agreement, other than Section 14 hereof, without any further action by such Consenting Bond Green Bondholder or the Debtors. Upon any such further acquisition, and not later than three (3) business days following such acquisition, such Consenting Bond Green Bondholder shall notify Enviva Inc., its counsel, and counsel to the Bond Green Bonds Trustee.

16.            Waivers and Forbearances. The MS Bond Settlement and Restructuring contemplate certain waivers and forbearances that the Parties agree and acknowledge are integral to their decision to enter into this Agreement, and without which they would not have done so. The Parties acknowledge that nothing in this Section 16 constitutes an admission of any kind with respect to the existence of any “Default” or “Event of Default” under the Bond Green Bonds Indenture, the Bond Green Bonds Loan Agreement, any related documents, or any applicable law. The Parties acknowledge, moreover, that the illustrative list of potential Defaults or Events of Default included in this Section 16 was developed through the course of settlement negotiations and in the context of an offer of settlement subject to Federal Rule of Evidence 408 and any relevant state-law equivalents, such that no part of this Section 16 would be admissible in any subsequent judicial proceeding for purposes of proving the existence of a Default or Event of Default under the Bond Green Bonds Indenture, Bond Green Bonds Loan Agreement, or any related document.

(a)	Subject to Sub-Clause (b) the Consenting Bond Green Bondholders hereby agree to forbear, and will direct the Bond Green Bonds Trustee to forbear from, the exercise of any rights (including any right of setoff) or remedies it may have under the Bond Green Bonds Indenture and/or the Bond Green Bonds Loan Agreement, as applicable, and under applicable United States or foreign law or otherwise in the manner set forth in this Sub-Clause (a) with respect to the following potential Defaults or Events of Default under the Bond Green Bonds Indenture, the Bond Green Bonds Loan Agreement, and any related documents, in each case for so long as this Agreement remains in effect:

(i)	any potential Defaults arising from any Debtor’s alleged or potential failure to diligently pursue construction of the “Project” (under and as defined in the Bond Green Bonds Loan Agreement), including, without limitation, under Section 3.2 of the Bond Green Bonds Loan Agreement;

(ii)	any potential Defaults arising from any alleged or potentially inaccurate or non-compliant certification by any Debtor in connection with a written requisition under Section 3.5(a) of the Bond Green Bonds Loan Agreement, including, without limitation, through Section 8.1(b) and 8.1(g) of the Bond Green Bonds Loan Agreement;

(iii)	any potential Defaults or Events of Default alleged on account of any Debtor’s voluntary bankruptcy under Section 8.1(d) of the Bond Green Bonds Loan Agreement and/or any Defaults or Events of Default alleged on account of any Debtor’s failure to have such bankruptcy dismissed within 60 days under Section 8.1(f) of the Bond Green Bonds Loan Agreement; and

(iv)	any potential Defaults or Events of Default alleged on account of any Debtor’s failure to make a required payment in respect of that certain Indenture, dated as of December 9, 2019, among Enviva Partners, LP and Enviva Partners Finance Corp., as issuers, each of the guarantors party thereto, and Wilmington Trust, National Association, as trustee, prior to March 4, 2024, including, without limitation, under Section 8.1(c) of the Bond Green Bonds Loan Agreement.

The Consenting Bond Green Bondholders agree that, if the Bond Green Bonds Trustee takes any action inconsistent with such Consenting Bond Green Bondholders’ obligations under this Sub-Clause (a), that the Consenting Bond Green Bondholders shall direct the Bond Green Bonds Trustee to cease and refrain from taking any such action.

(b)	The forbearances in Sub-Clause (a) shall immediately, irrevocably, and without further action by any Party, convert into a permanent waiver upon satisfaction of the following conditions precedent:

(i)	Subject to the Letter Agreement the Debtors have made all required payments under Section 17 of this Agreement;

(ii)	The Rule 9019 Order shall have become a Final Order;

(iii)	The MS Bond Construction Fund Distribution shall have occurred;

(iv)	All required opinions, governmental, regulatory, and third-party approvals and consents to implement the Restructuring in a manner consistent with this Agreement have been obtained; and

(v)	This Agreement remains in full force and effect with respect to all Parties.

(c)	Nothing in this Section 16 shall constitute an extension of any of the relevant Debtors’ repayment obligations under the Bond Green Bonds.

(d)	Except where otherwise expressly provided by this Agreement (including, without limitation, in this Section 16), nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Restructuring Support Party or the ability of each Restructuring Support Party to protect and preserve its rights, remedies, and interests, including its claims against the Debtors, and the Debtors acknowledge and confirm that nothing in this Agreement amends, modifies, waives, or expands in any respect any obligation of the Debtors to pay interest or other amounts in accordance with the Bond Green Bonds Indenture, the Bond Green Bonds Loan Agreement, or any related documents.

17.            Fees and Expenses. Subject to both the Letter Agreement and Section 12 of this Agreement, the Debtors shall pay and reimburse, or shall have paid, as applicable, all reasonable and documented fees and expenses of (a) Kramer Levin Naftalis & Frankel LLP, as counsel to the Bond Green Bonds Trustee (“Kramer Levin”), (b) Greenberg Traurig, P.A., as counsel to the Bond Green Bonds Trustee (“Greenberg Traurig”), (c) one local counsel retained by the Bond Green Bonds Trustee in connection with the Chapter 11 Cases (“Local Counsel”), and (d) Perella Weinberg Partners L.P., as investment banker to the Bond Green Bonds Trustee (“PWP” and, together with Kramer Levin, Greenberg Traurig, and one Local Counsel, the “Green Bonds Advisors”), in each case, as follows:

(a)	After the Petition Date, and subject to both the Letter Agreement and any budget imposed by the DIP Financing Documents, including, without limitation, the attendant 13-week cashflow reports (the “DIP Budget”), the Debtors shall pay all reasonable and documented fees and expenses of the Bond Green Bonds Trustee and the Green Bonds Advisors after the RSA Effective Date within 10 business days of receiving an invoice therefor; and

(b)	As adequate protection for the interests of the Bond Green Bonds Trustee and the Consenting Bond Green Bondholders during the pendency of the Chapter 11 Cases, the Debtors shall, subject to the DIP Budget, pay all reasonable and documented expenses of the Bond Green Bonds Trustee and Green Bonds Advisors incurred through five (5) days after the Rule 9019 Order becomes a Final Order within 10 business days of receiving an invoice therefor; provided, however, that the Bond Green Bonds Trustee and the Consenting Bond Green Bondholders agree to seek no further adequate protection for so long as (A) this Agreement remains in effect, (B) no Debtor takes any action to alter the Bond Green Bonds Trustee’s post-petition control of the Construction Fund, and (C) the amounts identified in the Letter Agreement have been paid.

18.            Consents and Acknowledgments. Each Party irrevocably acknowledges and agrees that this Agreement is not and shall not be deemed to be a solicitation for acceptances to the Plan. The acceptance of the Plan by the holders of Bond Green Bonds Claims will not be solicited until such persons have received the Disclosure Statement and related ballots approved by the Bankruptcy Court and in accordance with applicable law, and will be subject to sections 1125, 1126 and 1127 of the Bankruptcy Code.

19.            Representations and Warranties.

(a)	Each Restructuring Support Party hereby represents and warrants on a several and not joint basis for itself and not any other person or entity that the following statements are true, correct, and complete, as of the date hereof (or, with respect to a Restructuring Support Party that is joining this Agreement pursuant to Section 14, as of the date of such joinder):

(i)	it has the requisite organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(iii)	the execution, delivery, and performance by it of this Agreement does not violate any provision of law, rule, or regulation applicable to it, or its certificate of incorporation, bylaws, or other organizational documents in any material respect;

(iv)	subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability;

(v)	solely as to the Consenting Bond Green Bondholders, it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, with sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement and to consult with its legal and financial advisors with respect to its investment decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement;

(vi)	it has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, all information it deems necessary and appropriate for it to evaluate the financial risks inherent in the Restructuring and to accept the terms of the Plan;

(vii)	the Bond Green Bond Claims held by such Restructuring Support Party are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would materially and adversely affect in any way such Restructuring Support Party’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed; and

(viii)	it (A) either (1) is the sole owner of the claims and interests identified below its name on its signature page hereof and in the amounts set forth therein, or (2) has all necessary investment or voting discretion with respect to the principal amount of claims and interests identified below its name on its signature page hereof, and has the power and authority to bind the owner(s) of such claims and interests to the terms of this Agreement; (B) is entitled (for its own accounts or for the accounts of such other owners) to all of the rights and economic benefits of such claims and interests; and (C) does not directly or indirectly own any claims against any Debtor other than as identified below its name on its signature page hereof.

(b)	Each Debtor hereby represents and warrants on a joint and several basis (and not any other person or entity other than the Debtors) that the following statements are true, correct, and complete as of the date hereof:

(i)	it has the requisite corporate or other organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(iii)	the execution and delivery by it of this Agreement does not (A) violate its certificates of incorporation, or bylaws, or other organizational documents, or (B) result in a breach of, or constitute (with due notice or lapse of time or both) a default (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or any Debtor’s undertaking to implement the Restructuring through the Chapter 11 Cases) under any material contractual obligation to which it is a party;

(iv)	the execution and delivery by it of this Agreement does not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state, or other governmental authority or regulatory body, other than, for the avoidance of doubt, the actions with governmental authorities or regulatory bodies required in connection with implementation of the Restructuring and filings pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(v)	subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code and, to the extent applicable, approval by the Bankruptcy Court, this Agreement is a legally valid and binding obligation of each Debtor that is enforceable against each Debtor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability;

(vi)	it has sufficient knowledge and experience to evaluate properly the terms and conditions of the Restructuring and this Agreement, and has been afforded the opportunity to consult with its legal and financial advisors with respect to its decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction; and

(vii)	the execution and delivery by it of this Agreement and consummation of the Restructuring contemplated hereby are consistent with applicable law and, as applicable, the exercise of its fiduciary duties as of the RSA Effective Date.

20.            Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning the Restructuring and in contemplation of possible chapter 11 filings by the Debtors and the rights granted in this Agreement are enforceable by each signatory hereto without approval of any court, including the Bankruptcy Court.

21.            Rights and Settlement Discussions. If the transactions contemplated herein are not consummated, or following the occurrence of a Termination Date, if applicable, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, other than as provided in Section 16, and the Parties expressly reserve any and all of their respective rights. The Parties acknowledge that this Agreement, the MS Bond Settlement, the Restructuring, and all negotiations relating hereto are part of a proposed settlement of matters that could otherwise be the subject of litigation. The Parties agree that this Agreement, the Term Sheet, any related documents, and all negotiations relating thereto, constitute settlement discussions for purposes of Rule 408 of the Federal Rules of Evidence, any applicable or equivalent state rules of evidence, and any other similar applicable law, foreign or domestic.

22.            Waiver and Amendments.

(a)	Other than as set forth in Section 22(b), this Agreement, including the Exhibits, may not be waived, modified, amended, or supplemented except with the prior written consent of the Debtors, the Bond Green Bonds Trustee and the Majority Consenting Bond Green Bondholders.

(b)	Notwithstanding Section 22(a):

(i)	any waiver, modification, amendment, or supplement to this Section 22 shall require the prior written consent of all of the Parties; and

(ii)	any modification, amendment, or change to the definition of “Majority Consenting Bond Green Bondholders” or “Required Consenting Bond Green Bondholders” shall require the prior written consent of all of the Parties.

23.            Relationship Among Parties. The duties and obligations of the Restructuring Support Parties under this Agreement shall be several, not joint. No Party shall have any responsibility by virtue of this Agreement for any trading by any other entity. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement. The Parties acknowledge that this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Debtors, and neither the Parties nor any group thereof shall constitute a “group” within the meaning of Rule 13d-5 under the Exchange Act. No action taken by any Restructuring Support Party pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Restructuring Support Parties are in any way acting in concert or as such a “group.”

24.            Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach of this Agreement, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. Each Party also agrees that it will not (a) seek, and will waive any requirement for, the securing or posting of a bond in connection with any Party seeking or obtaining such relief or (b) raise as a defense thereto the necessity of proving the inadequacy of money damages as a remedy.

25.            Governing Law & Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice-of-law provisions that would require or permit the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each Party irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, shall be brought in the federal or state courts located in the City of New York, Borough of Manhattan, and by executing and delivering this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement. By executing and delivering this Agreement, and upon commencement of the Chapter 11 Cases, each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of the Bankruptcy Court solely for purposes of any action, suit, proceeding, or other contested matter arising out of or relating to this Agreement, or for recognition or enforcement of any judgment rendered or order entered in any such action, suit, proceeding, or other contested matter.

26.            Waiver of Right to Trial by Jury. Each of the Parties waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort, or otherwise, between any of the Parties arising out of, connected with, relating to, or incidental to the relationship established between any of them in connection with this Agreement. Instead, any disputes resolved in court shall be resolved in a bench trial without a jury.

27.            Successors and Assigns. Except as otherwise provided herein, this Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective permitted successors, assigns, heirs, executors, administrators, and representatives.

28.            No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary of this Agreement.

29.            Notices. All notices (including, without limitation, any notice of termination or breach) and other communications from any Party hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service, messenger, email, or facsimile to the other Parties at the applicable addresses below, or such other addresses as may be furnished hereafter by notice in writing. Any notice of termination or breach shall be delivered to all other Parties.

(a)	If to any Debtor:

Enviva Inc.

Attn:	Jason E. Paral

7272 Wisconsin Ave., Suite 1800

Bethesda, MD 20814

Tel:	(301) 657-5560
Email:	jason.paral@enviva.com

With a copy to:

Vinson & Elkins LLP

Attn:	David S. Meyer
Jessica C. Peet

1114 Avenue of the Americas, 32nd Floor

New York, NY 10036

Tel:	(212) 237-0000
Email:	dmeyer@velaw.com
jpeet@velaw.com

- and -

Vinson & Elkins LLP

Attn:	Matthew J. Pyeatt
Trevor G. Spears

2001 Ross Avenue, Suite 3900

Dallas, TX 75201

Tel:	(214) 220-7700
Email:	mpyeatt@velaw.com
tspears@velaw.com

(b)	If to the Green Bonds Trustee:

To the address set forth on its signature page hereto

with a copy to

Kramer Levin Naftalis & Frankel LLP

Attn:	Amy Caton
Douglas Buckley

1177 Sixth Avenue

New York, NY 10036

Tel:	(212) 715-9100

Email:	acaton@kramerlevin.com
dbuckley@kramerlevin.com

(c)	If to a Consenting Bond Green Bondholder:

To the address set forth on its signature page hereto

with a copy to

Kramer Levin Naftalis & Frankel LLP

Attn:	Amy Caton
Douglas Buckley

1177 Sixth Avenue

New York, NY 10036

Tel:	(212) 715-9100

Email:	acaton@kramerlevin.com
dbuckley@kramerlevin.com

30.            Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

31.            Entire Agreement. This Agreement (including the Exhibits) constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior negotiations, agreements, and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.

32.            Reservation of Rights. Except as expressly provided in this Agreement or the Term Sheet, including, without limitation, Section 6(a) of this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of any Party to protect and preserve its rights, remedies and interests, including, without limitation, its claims against any of the other Parties.

33.            Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument, and the counterparts may be delivered by electronic mail in portable document format (.pdf).

34.            Public Disclosure. This Agreement, as well as its terms, its existence, and the existence of the negotiation of its terms are expressly subject to any existing confidentiality agreements executed by and among any of the Parties as of the date hereof; provided, however, that, (a) on or after the RSA Effective Date, the Debtors may make any public disclosure or filing of, or with respect to the subject matter of, this Agreement, including the existence of, or the terms of, this Agreement or any other material term of the transaction contemplated herein, that, based upon the advice of counsel, is required to be made (i) by applicable law or regulation or (ii) pursuant to any rules or regulations of the New York Stock Exchange, without the express written consent of the other Parties, and (b) after the Petition Date, the Parties may disclose the existence of, or the terms of, this Agreement without the express written consent of the other Parties; provided, further, that where permitted by applicable law or regulation, the identities of the Consenting Bond Green Bondholders and their respective holdings of Bond Green Bonds be redacted from any such public disclosure or filing.

35.            Headings. The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

36.            Interpretation. This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof, shall not be effective in regard to the interpretation hereof.

[Signatures and exhibits follow.]

ENVIVA INC.

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA PELLETS, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA PELLETS LUCEDALE, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA, LP

By Enviva GP, LLC,
as its sole general partner

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

[Enviva Signature Pages to RSA]

ENVIVA PELLETS WAYCROSS, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA PELLETS GREENWOOD, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA PORT OF PASCAGOULA, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA PELLETS BOND, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

[Enviva Signature Pages to RSA]

ENVIVA HOLDINGS, LP

By Enviva Holdings GP, LLC,
as its sole general partner

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA GP, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA MANAGEMENT COMPANY, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA AIRCRAFT HOLDINGS CORP.

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

[Enviva Signature Pages to RSA]

ENVIVA SHIPPING HOLDINGS, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA PARTNERS FINANCE CORP.

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA ENERGY SERVICES, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA HOLDINGS GP, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

[Enviva Signature Pages to RSA]

ENVIVA DEVELOPMENT FINANCE COMPANY, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA PELLETS EPES, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

ENVIVA PELLETS EPES FINANCE COMPANY, LLC

By:	/s/ Glenn T. Nunziata
Name:	James P. Geraghty
Title:	Manager

ENVIVA PELLETS EPES HOLDINGS, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

[Enviva Signature Pages to RSA]

ENVIVA MLP INTERNATIONAL HOLDINGS, LLC

By:	/s/ Glenn T. Nunziata
Name:	Glenn T. Nunziata
Title:	Interim Chief Executive Officer and Chief Financial Officer

[Enviva Signature Pages to RSA]

[Signatures of Restructuring Support Parties on file with Debtors]

WILMINGTON TRUST, N.A., AS TRUSTEE

By:	/s/ Barry Ihrke
Name:	Barry Ihrke
Title:	Vice President

Address for Notices:

Wilmington Trust, N.A.

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attention: Barry Ihrke

Email: BIHRKE@WilmingtonTrust.com

With copies by electronic mail (which shall not constitute notice) to:

Greenberg Traurig, P.A.

450 So. Orange Avenue

Suite 650

Orlando, FL 32801

Attn: Warren Bloom, Esq.

Email: bloomw@gtlaw.com

and

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Attn: Amy Caton, Esq. and Douglas Buckley, Esq.

Email: acaton@kramerlevin.com and dbuckley@kramerlevin.com

[Trustee Signature Page to RSA]

Schedule 1 to Restructuring Support Agreement

Subsidiaries

1.	Enviva Inc.

2.	Enviva Pellets, LLC

3.	Enviva Pellets Lucedale, LLC

4.	Enviva, LP

5.	Enviva Pellets Waycross, LLC

6.	Enviva Pellets Greenwood, LLC

7.	Enviva Port of Pascagoula, LLC

8.	Enviva Pellets Bond, LLC

9.	Enviva Holdings, LP

10.	Enviva GP, LLC

11.	Enviva Management Company, LLC

12.	Enviva Aircraft Holdings Corp.

13.	Enviva Shipping Holdings, LLC

14.	Enviva Partners Finance Corp.

15.	Enviva Energy Services, LLC

16.	Enviva Holdings GP, LLC

17.	Enviva Development Finance Company, LLC

18.	Enviva Pellets Epes, LLC

19.	Enviva Pellets Epes Finance Company, LLC

20.	Enviva Pellets Epes Holdings, LLC

21.	Enviva MLP International Holdings, LLC

Exhibit A to the Restructuring Support Agreement

Term Sheet

Confidential; Subject to FRE 408 and Similar Rules

Mississippi Business Finance Corporation – Exempt Facility Revenue Bonds

Enviva Inc. Project, Series 2022 (Green Bonds)

Term Sheet

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF ANY CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE OR ANY OTHER PLAN OF REORGANIZATION OR SIMILAR PROCESS UNDER ANY OTHER APPLICABLE LAW. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS, PROVISIONS OF THE BANKRUPTCY CODE AND/OR OTHER APPLICABLE LAWS. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR BE DEEMED BINDING ON ANY OF THE PARTIES HERETO. THIS TERM SHEET IS FOR SETTLEMENT DISCUSSION PURPOSES ONLY, IS SUBJECT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE, AND CANNOT BE DISCLOSED TO ANY OTHER PERSON OR ENTITY WITHOUT THE CONSENT OF THE PARTIES. This Term Sheet does not address all terms that would be required in connection with the Restructuring, and entry into any binding agreement is subject to, among other things, the completion of due diligence satisfactory to the PARTIES and the execution of definitive documentS.

Term	Description
I. Overview
Overview of the Restructuring

This term sheet (the “Term Sheet”) sets forth certain elements of a restructuring, as set forth herein, (the “Restructuring”) to be implemented through a restructuring support agreement (the “RSA”) for the Company and the other Debtors.[1]

The Restructuring is structured to be accomplished through the MS Bond Settlement in the “Chapter 11 Cases,” each as further described and defined herein.

Bond Green Bonds Issuer	Mississippi Business Finance Corporation
Bond Green Bonds Trustee	Wilmington Trust, N.A.
Company	Enviva Inc.

[1]	Capitalized terms not initially defined herein shall share the meanings ascribed to them later in this Term Sheet. Capitalized terms not defined in this Term Sheet shall share the meanings ascribed to them in the Bond Green Bonds Loan Agreement or the Bond Green Bonds Indenture, as applicable. The “Bond Green Bonds Indenture” refers to that certain Indenture of Trust, dated as of November 1, 2022, between the Bond Green Bonds Issuer and the Bond Green Bonds Trustee, as amended, restated, supplemented, or otherwise modified from time to time. The “Bond Green Bonds Loan Agreement” refers to the Loan Agreement, dated as of November 1, 2022, between the Bond Green Bonds Issuer and certain Debtors, as amended, restated, supplemented, or otherwise modified from time to time.

Term	Description
Debtors	The Company, together with all the Company’s “Subsidiaries” listed on Schedule 1 of the RSA (collectively, the “Debtors” and each, a “Debtor”).
Initial Consenting Bond Green Bondholders	Consenting Bond Green Bondholders that have signed the RSA as of the “RSA Effective Date” (as defined in the RSA), and their successors and assigns.
Consenting Bond Green Bondholders	The Initial Consenting Bond Green Bondholders, together with any additional Consenting Bond Green Bondholders that have acceded to the RSA by delivering a joinder pursuant to the procedures set forth in Section 13(c) of the RSA.[2]
Waiver of Defaults; Forbearance

Subject to Section 16 of the RSA and for so long as the RSA remains in effect, the RSA will provide for a forbearance (and to withdraw any notice of alleged default that has been delivered) in respect of the following potential defaults prior to the effectiveness of the Permanent Waiver:

(i)             any potential defaults arising from any Debtor’s alleged or potential failure to diligently pursue construction of the Project, including, without limitation, under Section 3.2 of the Bond Green Bonds Loan Agreement;

(ii)            any potential defaults arising from any alleged or potentially inaccurate, or non-compliant certification by any Debtor in connection with a written requisition under Section 3.5(a) of the Bond Green Bonds Loan Agreement, including, without limitation, through Sections 8.1(b) and 8.1(g) of the Bond Green Bonds Loan Agreement;

(iii)           any potential defaults alleged on account of any Debtor’s voluntary bankruptcy under Section 8.1(d) of the Bond Green Bonds Loan Agreement and/or any potential defaults alleged on account of any Debtor’s failure to have such a bankruptcy dismissed within 60 days under Section 8.1(f) of the Bond Green Bonds Loan Agreement; and

(iv)           any potential defaults alleged on account of any Debtor’s failure to make a required payment in respect of the 2026 Notes[3] in January 2024, including, without limitation, through Section 8.1(c) of the Bond Green Bonds Loan Agreement.

The foregoing forbearances shall immediately, irrevocably, and without further action by any Party, convert into a permanent waiver (the “Permanent Waiver”) upon satisfaction of the conditions precedent set forth below under “Conditions Precedent.”

The Parties acknowledge that nothing herein constitutes, nor shall it be argued by any Party to constitute, an admission of any kind with respect to the existence of any potential default. The Parties acknowledge, moreover, that the illustrative list of potential defaults contained herein is conveyed pursuant to an offer of settlement subject to Federal Rule of Evidence 408 and any relevant state-law equivalents.

[2]	The “Parties” are comprised of the Debtors and the Consenting Bond Green Bondholders.
[3]	The “2026 Notes” comprise any “Notes” issued pursuant to that certain 6.500% Senior Notes Due 2026 Indenture, dated as of December 9, 2019, by, between, and among Enviva Partners, LP, Enviva Partners Finance Corp., as Issuers, and Wilmington Trust, N.A., as Trustee. The 2026 Notes are held by the “2026 Noteholders.”

2

Term	Description
II. Terms Related to MS Bond Settlement in Chapter 11 Cases
MS Bond Settlement

In exchange for resolving the controversy between the Parties regarding rights to withdraw from or have any right, title, or interest in the Construction Fund, as well as any and all claims that the Bond Green Bonds Trustee or the Bond Green Bondholders, in each case, may have with respect to whether or not prior withdrawals from the Construction Fund were made in accordance with the requirements of the Bond Green Bonds Loan Agreement—and for so long as the RSA remains in effect—the Parties agree that all monies in the Construction Fund shall be held by the Trustee for the benefit of the holders of the Bonds until entry of the Rule 9019 Order and shall, upon entry of the Rule 9019 Order, be transferred to a separate fund held by the Bond Green Bonds Trustee (the “New Fund”), for redemption of the then-outstanding Bond Green Bonds (and equivalent reduction of any and all claims related to the Bond Green Bonds), rebate payments (if any), and payment of Bond Green Bonds Trustee fees (pursuant to the Bond Green Bonds Trustee’s charging lien) not otherwise reimbursed by the Company (such distribution, the “MS Bond Construction Fund Distribution”). For so long as the RSA is in effect, the Debtors shall not submit any written requisitions or otherwise seek the withdrawal of monies in the Construction Fund.

The principal amount of any Bond Green Bonds not redeemed or purchased through the MS Bond Construction Fund Distribution shall, together with any accrued and unpaid interest through the “Petition Date” (as defined in the RSA), and any and all fees, expenses, indemnities, and similar charges of the Bond Green Bonds Trustee payable by any Debtor under the Bond Green Bonds Indenture or Bond Green Bonds Loan Agreement (but which have not been paid by any Debtor), shall collectively constitute an allowed claim (the “Deficiency Claim”) against each Debtor in the Chapter 11 Cases and shall not, pursuant to and upon entry of the Rule 9019 Order, be subject to any avoidance, reduction, setoff, recoupment, offset, recharacterization, subordination (whether contractual, equitable, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, or any other challenges under any applicable law or regulation by any Debtor.

Subject to each Party’s rights and obligations under the RSA and this Term Sheet, the RSA will provide that the Consenting Bond Green Bondholders shall, to the extent so entitled, vote all their respective Bond Green Bond Claims, including, without limitation, all their respective Deficiency Claims that exist against any Debtors as of the voting record date in the Chapter 11 Cases to accept any operative plan of reorganization proposed by any Debtor (provided, that such plan treats the Deficiency Claim no worse than any other general unsecured claims (including the claims arising from the 2026 Notes) against the applicable Debtors) and, as applicable, to affirmatively “opt into” any releases applicable to all general unsecured creditors contained therein or to not “opt out” of the same (the transactions described in the preceding three paragraphs, the “MS Bond Settlement”).

3

Term	Description
Rule 9019 Motion	Within 30 days after the Petition Date, the Debtors shall file a motion pursuant to Federal Rule of Bankruptcy Procedure 9019 (the “Rule 9019 Motion”) seeking the bankruptcy court’s entry of an order (the “Rule 9019 Order”) approving the MS Bond Settlement on terms consistent with this Term Sheet and the RSA. Each of the Rule 9019 Motion and the Rule 9019 Order shall be reasonably acceptable to the Bond Green Bonds Trustee and the Initial Consenting Bond Green Bondholders.
Chapter 11 Case Milestones	• 30 days after Petition Date: Rule 9019 Motion to be filed with bankruptcy court • 60 days after Petition Date: Hearing on Rule 9019 Motion • 90 days after Petition Date: Entry of Rule 9019 Order
Adequate Protection	As adequate protection for the interests of the Bond Green Bonds Trustee and Bond Green Bondholders in the Construction Fund, during the Chapter 11 Cases, the Debtors agree to pay all Creditor Support Fees incurred through five (5) days after the Rule 9019 Order becoming a final, non-appealable order. Such fees shall be paid within 10 business days of receiving an invoice therefor and procedures for review and payment of such fees shall be consistent with procedures applied to fees of any lenders of any debtor-in-possession financing. The Bond Green Bonds Trustee and the Consenting Bond Green Bondholders agree not to seek any additional adequate protection of the interests of the Bond Green Bonds Trustee and the Bond Green Bondholders in the Construction Fund for so long as the RSA is in effect and no Debtor takes any action to alter the Bond Green Bonds Trustee’s post-petition control of the Construction Fund.
III. Additional Material Terms to Restructuring
Covenant to Negotiate Out-Of-Court Restructuring	The Debtors shall negotiate in good faith with the Initial Consenting Bond Green Bondholders and the Bond Green Bonds Trustee the terms of an out-of-court restructuring if, on or after March 31, 2024, the Debtors are not subject to a voluntary or involuntary bankruptcy proceeding. Solely to the extent the Debtors are not subject to a voluntary or involuntary bankruptcy proceeding on or after March 31, 2024, failure to reach an agreement on an out-of-court resolution with Bond Green Bondholders then holding majority in principal amount of the Bond Green Bonds on or before June 30, 2024 shall result in a termination right for each of the Debtors and the “Majority Consenting Bond Green Bondholders” under and as defined in the RSA.

4

Term	Description
Reasonable Assistance	The Debtors and the Consenting Bond Green Bondholders shall, subject to and consistent with their obligations under the RSA, use commercially reasonable efforts to provide assistance to each other with respect to the matters contained in this Term Sheet.
Tax Structure	To the extent practicable, the Restructuring and the consideration received in the Restructuring shall be structured in a manner that (i) minimizes any current taxes payable as a result of the consummation of the Restructuring, and (ii) optimizes the tax efficiency (including, but not limited to, by way of the preservation or enhancement of favorable tax attributes, or moving certain businesses to new entities incorporated in tax-favorable jurisdictions) of the Restructuring to the Debtors, and the Consenting Bond Green Bondholders going forward, in each case, as determined by the Debtors and the Initial Consenting Bond Green Bondholders.
Creditor Support Fees	Subject to the Creditor Support Fee Cap (as defined below), the Debtors shall pay (and to the extent already paid by means other than the Company’s payment, reimburse), as a condition precedent to the effectiveness of the RSA, all reasonable and documented fees and expenses of the Bond Green Bonds Trustee and advisors to the Initial Consenting Bond Green Bondholders and the Bond Green Bonds Trustee (all such fees, collectively the “Creditor Support Fees”) by no later than [February [●], 2024][4]. Subject to any budget imposed and adopted by the Debtors’ debtor-in-possession financing—as well as any attendant 13-week cashflow reports— the Debtors shall pay all Creditor Support Fees related to the negotiation and implementation of the Restructuring incurred after the RSA Effective Date within 10 business days of receiving an invoice therefor; provided, that the Debtors shall have no obligation to pay any Creditor Support Fees or make any payments of any kind to the Bond Green Bonds Trustee, its advisors, or any advisors to the Initial Consenting Bond Green Bondholders once the Debtors have collectively made aggregate payments of $1.8 million in Creditor Support Fees (such limitation, the “Creditor Support Fee Cap”).
Conditions Precedent to Permanent Waiver

The effectiveness of the Permanent Waiver in respect of all alleged defaults under the Bond Green Bonds Loan Agreement and any related documents shall be subject to the following additional Conditions Precedent:

•       The RSA shall not have been terminated and remains in full force and effect with respect to all Parties;

•       The Company shall have paid, or caused to be paid, in cash all Creditor Support Fees;

•       Any and all other requisite opinions, governmental, regulatory, and third-party approvals and consents to implement the Restructuring shall have been obtained;

•       The Rule 9019 Order shall have been entered by the Bankruptcy Court and become a final, non-appealable order; and

•       All monies in the Construction Fund shall been transferred to the New Fund.

[4]	NTD: To be fixed at same date RSA is signed.

5

Term	Description
Governing Law	This Term Sheet and the RSA shall be governed by New York law.
Documentation	The Parties shall, consistent with and subject to their fiduciary duties, if any, negotiate documents in connection with this Restructuring in good faith. The Rule 9019 Motion, Rule 9019 Order, and any objections, replies, or other responsive pleadings to the Rule 9019 Motion filed by the Debtors or any Consenting Bond Green Bondholder (such pleadings, together with the Rule 9019 Motion and Rule 9019 Order, the “Definitive MS Bond Settlement Documents”) shall be in form and substance consistent with this Term Sheet and the RSA and reasonably acceptable to the Company and the Initial Consenting Bond Green Bondholders holding a majority in principal amount of the Bond Green Bonds held by the Initial Consenting Bond Green Bondholders. For the avoidance of doubt, no Consenting Bond Green Bondholder shall, acting in its capacity as a Consenting Bond Green Bondholder, have any consent right of any sort over documents other than the Definitive MS Bond Settlement Documents pursuant to this Term Sheet.
Extension of Disclosure Time Under NDA	Notwithstanding any other provision of any confidentiality agreement that a Consenting Bond Green Bondholder has executed with the Company and the Debtors, all of the Consenting Bond Green Bondholders that have executed such confidentiality agreements agree that any “Disclosure Time” under and as defined therein (or any like concept) shall be extended for so long as such Disclosure Time (or any like concept) in the confidentiality agreements that the Company and the Debtors have executed with the 2026 Noteholders is extended in the discretion of the Company, the Debtors, and the 2026 Noteholders; provided, that the Disclosure Time shall in no event take place later than March 15, 2024.
Reservation of Rights

The execution of the RSA and the exhibits thereto is without prejudice to the Parties’ rights to negotiate the Definitive MS Bond Settlement Documents required to reflect the terms hereto.

Nothing herein constitutes, or shall be argued by any Party to constitute, an admission of any kind. If the Restructuring is not consummated for any reason, all Parties reserve any and all of their respective rights.

6

Exhibit B to the Restructuring Support Agreement

Form of Joinder Agreement

Form of Joinder Agreement

This joinder (this “Joinder”) to the Restructuring Support Agreement (the “Agreement”),1 dated as of March 12, 2024, by and among (i) Enviva Inc. and each of the subsidiaries set forth in Schedule 1 to the Agreement, and (ii) the Restructuring Support Parties, is executed and delivered by [________________] (the “Joining Party”) as of [________________].

1.              Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder as Annex 1 (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions thereof). The Joining Party shall hereafter be deemed to be a Party for all purposes under the Agreement and one or more of the entities comprising the Restructuring Support Parties, as applicable.

2.              Representations and Warranties. The Joining Party hereby represents and warrants to each other Party to the Agreement that, as of the date hereof, such Joining Party (a) is the legal or beneficial holder of, and has all necessary authority (including authority to bind any other legal or beneficial holder) with respect to, the claims identified below its name on the signature page hereof, and (b) makes, as of the date hereof, the representations and warranties set forth in Section 19 of the Agreement to each other Party.

3.              Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts-of-law provisions that would require or permit the application of the law of any other jurisdiction.

4.              Notice. All notices and other communications given or made pursuant to the Agreement shall be sent to:

To the Joining Party at:

[JOINING PARTY]

[ADDRESS]

Attn: [________________]

Facsimile: [FAX]

EMAIL: [________________]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[1]	Capitalized term used but not otherwise defined herein shall have the meaning ascribed to it in the Agreement.

[JOINING PARTY]

By:
Name:
Title:

Holdings: $__________________ in principal amount of Bond Green Bonds

[Joinder Signature Page to RSA]

Annex 1 to the Form of Joinder Agreement

Restructuring Support Agreement